Exhibit 99

Press Contact:	W. Don Cornwell

Analyst Contact:

Ellen McClain

Telephone:

212/826-2530

GRANITE BROADCASTING CORPORATION
COMMENTS ON NASDAQ LISTING

New York, New York – May 7, 2004 – Granite Broadcasting Corporation (NASDAQ: GBTVK) announced today that the Company received a Nasdaq Staff Determination indicating that Granite fails to comply with the market value of listed shares requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B)(ii), and that its Common Stock (Nonvoting) will be delisted from The Nasdaq SmallCap Market at the opening of business on May 13, 2004, unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel before the end of business on May 11, 2004.

Granite intends to request a hearing to appeal the Nasdaq determination. The hearing is expected to be scheduled within 45 days of the filing of the hearing request. Under applicable rules, the hearing request will stay the delisting of the Company’s securities, pending a decision by the Nasdaq Panel.

There can be no assurance that the decision of the Nasdaq Panel will be favorable to Granite. If Granite’s Common Stock (Nonvoting) is delisted following the hearing, Granite’s shares may be eligible for listing on the Over the Counter Bulletin Board.

*                                         *                                         *                                         *                                         *

Granite Broadcasting Corporation (NASDAQ: GBTVK) operates eight television stations in geographically diverse markets reaching over 6% of the nation’s television households. Three stations are affiliated with the NBC Television Network (NBC), two with the ABC Television Network (ABC), one with the CBS Television Network (CBS), and two with the Warner Brothers Television Network (WB).  The NBC affiliates are KSEE-TV, Fresno-Visalia, California, WEEK-TV, Peoria-Bloomington, Illinois, and KBJR-TV, Duluth, Minnesota and Superior, Wisconsin.  The ABC affiliates are WKBW-TV, Buffalo, New York, and WPTA-TV, Fort Wayne, Indiana. The CBS affiliate is WTVH-TV, Syracuse, New York.  The WB affiliates are KBWB-TV, San Francisco-Oakland-San Jose, California, and WDWB-TV, Detroit, Michigan.  On April 23, 2004 Granite announced its intention to enter into a strategic arrangement with Malara Broadcasting under which Granite will provide advertising sales, promotion and administrative services and selected programming to Malara-owned stations in Fort Wayne, Indiana and Duluth, Minnesota-Superior, Wisconsin.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change and innovation in the broadcasting industry and proposed legislation. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

# # #

767 Third Avenue - 34 Floor. New York, New York 10017 (212) 826-2530 . Fax: (212) 826-2858 . www.granitetv.com